Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. SECURES BANK WAIVER AND $35 MILLION FINANCING FACILITY

FILES 10-Q FOR 2018 FIRST QUARTER AND PROVIDES OPERATING UPDATE

TREVOSE, PA – February 4, 2019 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”), a leading owner and operator of cemeteries and funeral homes, today announced a number of key financial and operational updates representing further steps forward in its ongoing turnaround effort. These steps include a waiver and amendment of certain loan covenants, growth financing from its largest investor and the completion of an extensive review of its asset base.

Joe Redling, StoneMor’s President and Chief Executive Officer, said, “We continue to make progress with our efforts to revitalize the business and position StoneMor for future success. Securing the waiver is an important step and we are grateful to our lenders for their continued support as we get current with our financial statements. The new facility from our largest unitholder, Axar Capital, brings greater financial flexibility to our turnaround efforts and we plan to use these funds to manage the business, continue our reorganization and drive long-term growth. The findings of a comprehensive asset review also reinforce our belief that StoneMor’s portfolio of assets contains a significant number of properties that are attractive and valuable. The insights obtained will help us better deploy capital within a more focused investment, development and divestiture strategy to strengthen the business.”

Key Bank Waiver and Amendment Obtained

The Partnership has obtained from its lenders a waiver and amendment of certain loan covenants under its senior credit facility that, among other things:

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Extends to February 6, 2019 the date by which the Partnership must file its Form 10-Q for the fiscal quarter ended March 31, 2018, and to February 15, 2019 for the quarters ended June 30, 2018 and September 30, 2018

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Removes the financial covenant regarding the Partnership’s maximum Consolidated Secured Leverage Ratio and minimum Fixed Charge Coverage Ratio and replaces both with a minimum Consolidated EBITDA covenant

•	Progressively increases the Applicable Rate and adds ticking fees for credit facility loans

•	Changes the Stated Maturity Date of credit facility to May 1, 2020 from August 4, 2021

Financing Signed with Axar Capital

As contemplated by the recent amendment to its credit facility, the Partnership has added a “last out” senior secured credit facility with Axar Capital Management for up to $35.0 million. The proceeds of the facility will be used to finance the working capital needs and for other general corporate purposes to drive improvements in sales.

Additional details of the financing facility include:

•	Interest rate of 8.0% per annum

•	Availability of the last $10 million of the facility is subject to delivery of a fairness opinion

•	Maturity date substantially the same as the bank’s senior credit facility

•	$700,000 in OID at closing, plus additional interest of $700,000 to be paid at the termination and payment in full of the facility

The Partnership’s board of directors has separately approved an amendment to the voting and standstill agreement and director voting agreement with Axar to permit Axar funds to acquire up to 27.5% of the Partnership units.

The Partnership also noted it has initiated the process to evaluate options for a complete refinancing of its existing credit facility. The Partnership has retained an investment advisor to assist in the process.

Asset Review Completed

The Partnership completed a detailed review of its more than 400 properties across 27 states and Puerto Rico, obtaining insights into individual financial and operational performance, local market dynamics, current industry trends, including cremation, the impact of clustering efforts and growth opportunities.

Jim Ford, StoneMor’s Chief Operating Officer, commented, “More than two thirds of our cemetery and funeral home properties are assets with attractive financial and operational metrics. The review demonstrated, for example, the top two-thirds of our properties, which primarily account for more than 75% of property level billings, generate substantial profit potential before consideration of corporate and administrative expenses, with average property level profit margins primarily between 25% and 30%. We also identified the bottom third properties that are marginally unprofitable in the aggregate. We believe if we emulate the practices of our most profitable properties, many of our other properties can generate improved levels of profitability. This will be one of the key areas of focus for our three recently appointed Divisional Presidents.”

Because StoneMor does not generate GAAP financials on a property by property basis, the estimate of property level profit margins is a non-GAAP financial measure. The actual GAAP reported financial results and future results of top properties may not be consistent with this review, and the Partnership may not be able to improve the performance of those properties. Total operating results will be the result of the aggregation of all properties, including the lower performing one-third which are, in the aggregate, marginally unprofitable as currently operated. These properties, while retaining local or regional value, may not fit with StoneMor’s long-term strategy and the Partnership may choose to divest them over time.

First Quarter 10-Q Filed - Cost Savings Identified

The Partnership also announced it has filed its Form 10-Q for the three months ended March 31, 2018 with the Securities and Exchange Commission (the “SEC”). Investors are encouraged to read the quarterly report, which can be found at www.stonemor.com.

Revenues of $77.9 million were in line with preliminary results previously disclosed. Since reporting preliminary results on November 1, 2018, the Partnership identified various weather related inventory deterioration which resulted in impairment charges of approximately $1.9 million for the three months ended March 31, 2018 and are recorded in cost of goods. Included with these weather related impairments, and as a result of enhanced inventory control procedure, the Partnership determined that certain merchandise was damaged or deemed impractical for use which resulted an estimated total impairment to other assets on the balance sheet of approximately $5 million which is included in other losses.

Net loss was $17.8 million for the three months ended March 31, 2018 compared to a net loss of $8.6 million for the prior year period. The increased loss was driven largely by increases in costs of goods and the impairment charges previously described, as well as the impact of higher corporate overhead related to professional fees associated with delayed financial filings and legal costs.

Redling continued, “Our reorganization to drive greater accountability and improved performance continues. We have put in place key elements of our long-term plan, including decentralizing control to three Divisional Presidents, eliminating additional layers of management in the field and completing a major assessment of corporate expenses that we expect to result in savings of more than $20.0 million during 2019. It will take additional time to deliver the full results we seek from these initiatives. While many of the benefits of the identified cost reductions will occur throughout the year, last week we completed a 20% reduction in force at the Corporate Office in Trevose, Pa. These decisions are always difficult, but it was a key area of focus as we continue to streamline operations and eliminate redundancies. While our first quarter results demonstrated some stability in sales in 2018, the reorganization efforts combined with cost cutting measures did have a disruptive impact during the second half of 2018, but we believe the actions taken will support improvements in 2019.”

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 322 cemeteries and 91 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the expected timing of filings, completion of the bridge loan facility and operational improvements, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt and resume paying distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

StoneMor’s additional risks and uncertainties include, but are not limited to: the consequences of the Partnership’s delinquent filing of its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 (the “First Quarter 10-Q”), June 30, 2018 (the “Second Quarter 10-Q”) and September 30, 2018 (the “Third Quarter Form 10-Q” and, collectively with the First Quarter 10-Q and the Second Quarter 10-Q, the “Delinquent Reports”), including that the U.S. Securities and Exchange Commission could institute an administrative proceeding seeking the revocation of the registration of the Partnership’s common units under the Exchange Act, and that the Partnership remains delinquent in its required filings with the New York Stock Exchange (“NYSE”) and could ultimately face the possible delisting of its common units from the NYSE; ; the potential for defaults under the Partnership’s amended credit facility if the Delinquent Reports are not filed within periods specified therein or the indenture governing its senior notes if the Partnership fails to file them within 120 days after notice from the trustee under the indenture; the Partnership’s ability to obtain relief from its creditors if it cannot file the Delinquent Reports within the periods prescribed by the Partnership’s amended credit facility or within 120 days after notice from the trustee under the indenture governing its senior notes, the terms on which such relief might be granted and any restrictions that might be imposed in connection with any relief that might be obtained; uncertainty associated with the consummation of the Partnership’s reorganization transactions StoneMor’s ability to successfully implement its strategic plan relating to achieving operating improvements, including improving sales productivity and reducing operating expenses; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation, including but not limited to litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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